UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
______________________
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
September 20, 2011

ROGERS CORPORATION
(Exact name of Registrant as specified in Charter)

Massachusetts (State or Other Jurisdiction of Incorporation)	1-4347 (Commission File Number)	06-0513860 (I.R.S. Employer Identification No.)

One Technology Drive, P.O. Box 188, Rogers, Connecticut 06263-0188
(Address of Principal Executive Offices and Zip Code)

(860) 774-9605
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 204.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On October 3, 2011, the date on which Bruce D. Hoechner will become the new President and Chief Executive Officer of Rogers Corporation (the “Company”) as described below, Mr. Robert D. Wachob will step down as the Company’s President and Chief Executive Officer.  Mr. Wachob will thereafter remain employed by the Company to assist Mr. Hoechner during this leadership transition under an amendment to his Executive Transition Agreement as described below.  On October 3, 2011, Mr. Wachob will become Chairman of the Board of Directors of the Company (the “Board”) and serve the Company in that capacity until the end of 2011.

(c) and (d)

At a meeting held on September 20, 2011, the Board appointed Mr. Bruce D. Hoechner, 51, effective October 3, 2011, as the next President and Chief Executive Officer of the Company.  At the same meeting, the Board also appointed Mr. Hoechner as a director of the Company effective October 3, 2011.  Mr. Hoechner’s initial term as a director will expire at the 2012 Annual Meeting of Shareholders.  Mr. Hoechner will not serve on any of the Board's committees.

For the past five years, Mr. Hoechner was based in Shanghai, China, first with Rohm and Haas, for whom he worked for 28 years, and then with Dow Chemical upon its acquisition of Rohm and Haas in 2009.  While with Rohm and Haas, Mr. Hoechner served as Corporate Vice President, Asia Pacific Regional General Manager of the Paint and Coatings Materials business unit.  After the Dow acquisition, Mr. Hoechner was appointed President, Asia Pacific Region, Dow Advanced Materials Division, which included coating materials, building and construction, electronic materials, water and process solutions and specialty materials businesses.  Earlier in his career Mr. Hoechner worked in Singapore as a leader of a manufacturing and marketing joint venture between Rohm and Haas and a Japanese partner and in Bangkok, Thailand as Managing Director of Rohm and Haas Thailand.  Mr. Hoechner also led specialty chemical global business units within Rohm and Haas with wide ranging business activities in Europe, North America, Latin America as well as Asia.  Mr. Hoechner holds a Bachelor of Science degree in Chemical Engineering from Penn State University and is a graduate of the Wharton Management Certificate Program at the University of Pennsylvania.  The Board will benefit from Mr. Hoechner’s many years of broad leadership experience across numerous geographies, businesses and functions in the specialty chemicals industry.

With respect to the disclosure required by Item 401(d) of Regulation S-K, there are no family relationships between Mr. Hoechner and any director or executive officer of the Company. With respect to Item 404(a) of Regulation S-K, there are no relationships or related transactions between Mr. Hoechner and the Company that would be required to be reported.

(e)

Letter Agreement with Bruce D. Hoechner

On September 20, 2011, Mr. Hoechner and the Company entered into a letter agreement, which is attached to this Form 8-K as Exhibit 10.1 and is incorporated by reference.  The following summary of the offer letter does not purport to be complete and is subject to and qualified in its entirety by reference to Exhibit 10.1.

Cash Compensation

Mr. Hoechner’s initial annual base salary will be $460,018.  Mr. Hoechner will participate in the Company's Annual Incentive Compensation Plan beginning in 2012 and his target bonus will be at 75% of annual base salary.

Sign-On Bonus

Mr. Hoechner will be paid a sign-on bonus equal to $220,000, which will be paid at the end of 2011.  Mr. Hoechner will be required to repay the sign-on bonus if his employment is terminated other than due to a Qualifying Involuntary Termination (as defined below) before October 3, 2013.

Inducement Equity Awards

The Company has agreed to grant Mr. Hoechner the following initial equity awards on October 3, 2011 (the “Grant Date”) in connection with him agreeing to join the Company:

(i)           4 Year Cliff Vested Time-Based Restricted Stock Units

The number of shares subject to the 4 Year Cliff Vested Time-Based Restricted Stock Units will be equal to $400,000 divided by the closing price of the Company’s common stock on the Grant Date.  This award is scheduled to fully vest on the fourth anniversary of the Grant Date, provided that Mr. Hoechner is employed with the Company at that time.

(ii)           3 Year Graded Vested Time-Based Restricted Stock Units

The number of shares subject to the 3 Year Graded Vested Time-Based Restricted Stock Units will be equal to $400,000 divided by the closing price of the Company’s common stock on the Grant Date.  This award is scheduled to vest in equal one-third increments on each of the first three anniversaries of the Grant Date, provided that Mr. Hoechner is employed by the Company on each such date.

(iii)           Time-Based Stock Options

The number of stock options to purchase the Company’s common stock under the Time-Based Stock Options will be equal to $400,000 divided by the Black-Scholes value of this option with respect to each share on the Grant Date.  The per share exercise price shall be equal to the closing price of the Company’s common stock on the Grant Date and the Time-Based Stock Options shall have a 10 year term.  Mr. Hoechner vests in 25% of the stock options upon the second anniversary of the Grant Date, 50% of the stock options upon the third anniversary of the Grant Date and 100% of the stock options upon the fourth anniversary of the Grant Date, provided that he is then employed by the Company on each such date.

Lapsing of vesting restrictions are accelerated if either Mr. Hoechner terminates employment due to death, Mr. Hoechner suffers a disability (as defined in the letter agreement) or Mr. Hoechner terminates employment due to a Qualifying Involuntary Termination.  For purposes of this letter agreement, a Qualifying Involuntary Termination means either the Company terminates Mr. Hoechner’s employment without “Cause” or Mr. Hoechner leaves the Company due to a “Constructive Termination,” as each such term is defined in Company’s form of Officer Special Severance Agreement.

Additional Equity Awards

The inducement equity awards described above include the stock option and time-based restricted stock awards that would otherwise have been granted to Mr. Hoechner during 2012 and, as such, he will next be eligible to receive additional time-based stock options and time-based restricted stock during 2013.  Mr. Hoechner will be eligible to receive a grant of performance-based restricted stock units in 2012 with a grant date value equal to $250,000.

Other Employment Benefits

The Company will reimburse automobile expenses incurred by Mr. Hoechner under the Company's Vehicle Reimbursement Program.  The Company will pay Mr. Hoechner's qualifying relocation expenses under the Company’s relocation policy.  If Mr. Hoechner has not relocated to the general location of the Rogers headquarters by October 3, 2011, the Company will pay Mr. Hoechner an additional special relocation benefit of $1,150 bi-weekly for two years.  Mr. Hoechner will not be eligible to participate in the Company’s tax-qualified defined benefit pension plan.

Severance Protection prior to a Change in Control

Mr. Hoechner shall be entitled to the following severance benefits if his employment terminates due to a Qualifying Involuntary Termination that occurs prior to a Change in Control (as defined under the Officer Special Severance Agreement the Company and Mr. Hoechner will enter into as described below) and he otherwise meets the terms and conditions of the Rogers Severance Policy for Salaried Employees:

(i)           90 weeks of salary, which shall be paid over the 52 week period commencing upon the Qualifying Involuntary Termination.

(ii)           continued insured welfare benefit coverage under the Rogers Severance Policy for Salaried Employees for the period Mr. Hoechner receives cash payments described in (i) above.

Enhanced Severance Protection Upon a Change in Control

The Officer Special Severance Agreement to be entered into between the Company and Mr. Hoechner, which is substantially the same as that between the Company and Mr. Wachob, provides severance and the other benefits described below upon a Qualifying Involuntary Termination.  The cash severance benefit will be equal to 2.5 times the sum of Mr. Hoechner’s base salary at the time of termination (or, if greater, at the time of the Change in Control) and the most recent annual target bonus determined for Mr. Hoechner (or, if greater, the most recently paid bonus prior to the Change in Control).  In addition, this agreement will provide a pro-rata  bonus based on actual performance for the year of termination, and continuation of medical, dental and life insurance benefits for 30 months following termination.  Stock options and other equity awards that vest based solely on continued employment will automatically vest if the surviving corporation does not assume the awards upon a Change in Control or upon employment  termination triggering severance benefits.  Performance-based restricted stock and other equity awards subject to performance vesting will be accelerated on a Change in Control on a pro rata basis and are determined based on actual company performance. If Mr. Hoechner materially breaches any of his obligations under his non-competition covenants, he will be required to repay any severance received with respect to the period in which the breach occurred, his right to continued welfare benefits will cease and all unvested equity awards will be cancelled.  The aggregate benefits under the Officer Special Severance Agreement are limited in all events to an amount that does not equal or exceed an amount that would trigger golden parachute treatment under the federal tax laws.

Other Employment Obligations

Mr. Hoechner’s employment with the Company is contingent upon him signing the standard form of Rogers Corporation Employment, Invention, Confidentiality and Non-Compete Agreement applicable to the Company’s officers.

Indemnification Agreement for Bruce D. Hoechner

On September 20, 2011, the Board approved that Mr. Hoechner be covered under the Company’s standard form of indemnification agreement, which is attached to this Form 8-K as Exhibit 10.2 and is incorporated by reference.  The following summary of the indemnification agreement does not purport to be complete and is subject to and qualified in its entirety by reference to Exhibit 10.2.

The indemnification agreement provides, to the fullest extent permitted under Massachusetts law, indemnification against all expenses and liabilities (as defined in the indemnification agreement) relating to, arising out of or resulting from indemnitee’s status as a director or officer of the Company or any other entity when serving in such capacity at the Company’s request.  In addition, the indemnification agreement provides that the Company will pay in advance of a final disposition of a claim related expenses as and when incurred by the indemnitee.

Amendment to Executive Transition Agreement

On September 21, 2011, Mr. Wachob and the Company entered into an amendment to his Executive Transition Agreement, which is attached to this Form 8-K as Exhibit 10.3 and is incorporated by reference.  The following summary of the amendment does not purport to be complete and is subject to and qualified in its entirety by reference to Exhibit 10.3.

The amendment provides for Mr. Wachob to remain employed with the Company to provide expanded transition services to the Company until on or about January 3, 2012.  Mr. Wachob will continue to receive his current compensation package during this transition period. Mr. Wachob will also serve as Chairman of the Board of Directors until the end of 2011.

Item. 7.01.  Regulation FD Disclosure.

On September 21, 2011, the Company issued two press releases regarding the matters discussed in Item 5.02 above.  A copy of the press releases is attached to this report as Exhibit 99.

Item 9.01.  Financial Statements and Exhibits.

           (d)                        Exhibits:

Exhibit Number	Document Description
10.1	Letter Agreement between the Company and Bruce D. Hoechner agreed to on September 20, 2011.
10.2	Form of Indemnification Agreement
10.3	Amendment to Executive Transition Agreement between the Company and Mr. Wachob dated September 21, 2011
99	Press Releases Issued by the Company on September 21, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROGERS CORPORATION

	By:	/s/ Robert M. Soffer
Robert M. Soffer
Vice President and
Secretary

Date: September 26, 2011